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Exhibit 10.2

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of March, 29th 2004, is made by and between CommunitySouth Bancshares, Inc., a South Carolina corporation (the "Company"), which will be the holding company for CommunitySouth Bank (Proposed), a proposed South Carolina state bank (the "Bank"), and David A. Miller, an individual resident of South Carolina (the "Executive"). Each of the Organizers of the Bank shall also be a party to this Agreement until the date the Bank opens.

        The Employer is in the process of organizing the Bank, and the Executive has agreed to serve as President and Chief Lending Officer of the Bank and the Company. Upon completion of the organization of the Bank, the Bank will automatically become a party to this Agreement, and all references to the term "Employer" as used herein shall refer to the Company and the Bank.

        The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and its shareholders. The Executive is willing to serve the Employer on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 17 hereof.

        This Agreement will be submitted to the FDIC and the South Carolina Board of Financial Institutions in connection with the regulatory applications related to the formation of the Bank. The parties hereto agree to any amendments to this Agreement as may be required in connection with obtaining such regulatory approvals.

        In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.    Employment.    The Employer shall employ the Executive, and the Executive shall serve the Employer, as President and Chief Lending Officer of the Bank and as President of the Company upon the terms and conditions set forth herein. The Executive shall also serve on the Board of Directors of the Company and the Bank. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's or the Bank's Bylaws or assigned by the Company's or the Bank's Board of Directors (collectively, the "Board") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

          2.    Term.    Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of three years. At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be three years; provided that the Executive or the Bank may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice. Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

          3.    Compensation and Benefits.

          (a)   Starting March 29, 2004, the Employer shall pay the Executive an initial annual base salary of $100,000, plus family yearly medical, dental, vision and disability insurance premium in amounts to be determined by the Board. On the date that the Company breaks escrow on its initial offering for the formation of the Bank, the annual base salary will be increased to $115,000. Prior to the date the Bank opens for business to the public (the "Opening Date"), the salary will be paid bi-monthly. Following the Opening Date, the salary will be paid in accordance with the Bank's standard payroll procedures. The Board (or an appropriate committee of the Board) shall review the Executive's performance and salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an additional increase is appropriate.

          (b)   Following the Opening Date of the Bank, the Executive shall be eligible each year to receive a cash bonus equaling up to 50% of his annual salary if the Bank achieves certain performance levels established by the board of directors from time to time.

          (c)   The Executive shall participate in the Employer's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Employer. As soon as an appropriate stock option plan is adopted by the Board, the Company shall grant to the Executive an option to purchase a number of shares of Common Stock equal to 4% of the number of shares actually sold in the offering. The award agreement for the stock option shall provide that one-third of the shares subject to the option will vest on each of the first three anniversaries of the Opening Date, but only if the Executive remains employed by the Company or one of its subsidiaries on such date, and shall contain other customary terms and conditions. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder. The exercise price of the options will be equal to the fair market value of the stock on the date of grant.

          (d)   The Executive shall participate in all retirement, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. The Executive shall also be paid directors' fees in the same amount as outside directors at such time that the Employer begins paying directors' fees.

          (e)   The Employer shall provide the Executive with a term life insurance policy providing for death benefits totaling $500,000 payable to the Executive's spouse and heirs and $500,000 payable to the Employer), and the Executive shall cooperate with the Employer in the securing and maintenance of such policy. If Executive is taxed by state or federal authorities with respect to Employer's payment of the key man life insurance policy, Executive's compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse the Executive for the additional tax payable by the Executive as a result of Employer's payment of the key man life insurance premiums taking into account all taxes payable by the Executive with respect to such tax gross-up payments hereunder, so that the Executive shall be, after payment of all taxes, in the same financial position as if no taxes with respect to the key man life insurance policy had been imposed upon him. The Employer shall require and pay the cost of an annual physical for the Executive.

          (f)    The Employer shall provide the Executive with an automobile either owned or leased by the Company or the Bank of a make and model appropriate to the Executive's status. The monthly payment of this automobile shall not exceed $750 per month. Insurance, taxes and other related automobile expenses shall also be paid by the Bank. Until the Employer provides this automobile, the Employer will reimburse the Executive for the use of his personal automobile at the IRS legal mileage rate.

          (g)   In addition, at a time deemed appropriate by the Board, the Employer shall obtain a membership in and pay the initiation fee for and the dues pertaining to area country, social, and civic clubs and shall designate the Executive as the authorized user of such membership for so long as the Executive remains the President or Chief Executive Officer of the Employer and this Agreement remains in force.

          (h)   The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties, including cell phone expenses, which are incurred and accounted for in accordance with the normal practices of the Employer.

          (i)    The Employer shall provide the Executive with four weeks' paid vacation per year, which shall be taken in accordance with any banking rules or regulations governing vacation leave.

          4.    Termination.

          (a)   The Executive's employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

          (b)   The Agreement will be terminated upon the death of the Executive. In this event, the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued through the date of death (including any amounts awarded for previous years but which were not yet vested).

          (c)   The Employer may terminate this Agreement upon the disability of the Executive for a period of 180 days which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer. During the period of any incapacity leading up to the termination of the Executive's employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Executive shall receive any bonus earned or accrued through the date of incapacity (including any amounts awarded for previous years but which were not yet vested).

          (d)   The Employer may terminate this Agreement for Cause upon delivery of a Notice of Termination to the Executive. If the Executive's employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

          (e)   The Employer may terminate this Agreement without Cause upon delivery of a Notice of Termination to the Executive. If the Executive's employment is terminated without Cause under this provision, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for 24 months from the date of termination, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested).

          (f)    The Executive may terminate this Agreement at any time by delivering a Notice of Termination. If the Executive resigns under this provision, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

          (g)   The Executive may terminate this Agreement for Good Reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control. If the Executive's employment is terminated by the Executive pursuant to this provision, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

              (i)  the Employer shall pay the Executive in cash within fifteen days of the date of termination severance compensation in an amount equal to his then current monthly base salary multiplied by 36, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested);

             (ii)  for a period of three years, the Employer shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer. Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above. The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs, or practices following the Executive's termination of employment, including, without limitation, retiree medical and life insurance benefits; and

            (iii)  the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company's or the Bank's long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested, and the restrictive covenants contained in Section 9 shall not apply to the Executive.

          (h)   The Employer may terminate this Agreement if its effort to organize the Bank is abandoned, or if the Company or the Bank receives notice or otherwise has reason to believe that it will not receive approval of any bank regulatory application in connection with the formation of the Bank and the Board determines in good faith that the Executive's actions, inactions, lack of experience, or background was a material factor in the failure to obtain such approval. If the Executive's employment is terminated under this provision, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for six months from the date of termination, but shall not be obligated to pay any portion of any bonus.

          (i)    With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive's employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

          (j)    In the event that the Executive's employment is terminated for any reason, the Executive shall tender his resignation as a director of the Company and the Bank and effective as of the date of termination.

          (k)   The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute "excess parachute payments," then the compensation payable hereunder shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the compensation being treated as "excess parachute payments" under Section 280G. The allocations of the reduction required hereby among the termination benefits payable to the Executive shall be determined by the Executive.

          5.    Ownership of Work Product.    The Employer shall own all Work Product arising during the course of the Executive's employment (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

          6.    Protection of Trade Secrets.    The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          7.    Protection of Other Confidential Information.    In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive's employment. "Confidential

  Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

          8.    Return of Materials.    The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

          9.    Restrictive Covenants.

          (a)   No Solicitation of Customers. During the Executive's employment with the Employer and for a period of 24 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact.

          (b)   No Recruitment of Personnel. During the Executive's employment with the Employer and for a period of 24 months thereafter, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

          (c)   Non-Competition Agreement. During the Executive's employment with the Employer and for a period of 24 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

          10.    Independent Provisions.    The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

          11.    Successors; Binding Agreement.    The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

          12.    Notice.    For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

          13.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

          14.    Non-Waiver.    Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

          15.    Enforcement.    The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

          16.    Saving Clause.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), and 9(c), the definition of the term "Territory," and the definition of the term "Business," to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities by Section 9 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

          17.    Certain Definitions.

          (a)   "Affiliate" shall mean any business entity controlled by, controlling or under common control with the Employer.

          (b)   "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

          (c)   "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

          (d)   "Change in Control" shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

              (i)  The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least 50% of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company, including by reason of any agreement intended to avoid or settle any election contest or proxy contest.

             (ii)  An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

            (iii)  Consummation of: (i) a merger, consolidation, or reorganization involving the Company; (ii) a complete liquidation or dissolution of the Company; or (iii) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

            (iv)  A notice of an application is filed with the South Carolina Board of Financial Institutions or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, South Carolina Board of Financial Institutions, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Company or any of its banking subsidiaries; provided that if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

          (e)   "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

          (f)    "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

              (i)  a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within ninety days preceding the date of Change in Control or at any time thereafter;

             (ii)  a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

            (iii)  the Employer's requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

            (iv)  the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety days preceding the date of a

    Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter;

             (v)  the insolvency or the filing (by any party, including the Company or the Bank) of a petition for bankruptcy of the Company or the Bank, which petition is not dismissed within sixty days;

            (vi)  any material breach by the Employer of any material provision of this Agreement;

           (vii)  any purported termination of the Executive's employment for Cause by the Employer which does not comply with the terms of this Agreement; or

          (viii)  the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

          Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

          (g)   "Non-Control Transaction" shall mean a transaction described below:

              (i)  the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

             (ii)  immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

          (h)   "Territory" shall mean a radius of 15 miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

          (i)    "Notice of Termination" shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Good Reason or for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          18.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

          19.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

CommunitySouth Bancshares, Inc.
ATTEST:
By:	By:

Name:	Name:

Title:

EXECUTIVE
David A. Miller

        The following Organizers of the Bank agree to personally guarantee the obligations of the Employer under Section 4(h) of this Agreement until the date the Bank opens for business to the public:

David Larry Brotherton	W. Michael Riddle
G. Dial Dubose	Joanne McMillin Rogers
Dave Edwards	B. Lynn Spencer
R. Wesley Hammond	Neal Workman
Arnold J. Ramsey	Daniel E. Youngblood

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EMPLOYMENT AGREEMENT